Exhibit 99.1

Compass Diversified Completes Acquisition of Performance Fit Innovator BOA Technology

WESTPORT, Conn. and DENVER, October 19, 2020 – Compass Diversified (NYSE: CODI) (“CODI” or the “Company”), an owner of leading middle market businesses, today announced the completion of the Company’s previously announced acquisition of BOA Technology Inc. (“BOA”), creators of the award-winning BOA® Fit System, delivering superior fit and performance in the Outdoor, Athletic, Workwear and Medical Bracing markets worldwide, pursuant to an agreement entered into on September 20, 2020.

BOA was founded in 2001 with a revolutionary performance fit system that transformed how snowboarders “dialed in” their boots and offered a superior alternative to the traditional lace system. Nearly two decades later, the BOA Fit System has become the leading performance fit solution integrated into market-leading premium brand partner products across an array of segments.

The acquisition was completed for a purchase price of $454 million (excluding working capital, other customary adjustments, and acquisition related costs) and funded through available cash on the Company’s balance sheet and a draw of $300 million on its revolving credit facility. CODI’s initial equity ownership in BOA is 82%. BOA’s management team and existing shareholders invested alongside CODI and own the remaining 18%.

“We are pleased to have completed our acquisition of BOA and look forward to supporting its continued expansion and growth in the years to come,” said Elias Sabo, CEO of Compass Diversified. “The BOA Fit System is used in millions of boots, helmets, shoes, and other performance products around the world and we could not be more excited to welcome this extraordinary brand and team to the CODI family.”

“The closing of this transaction is an important milestone in BOA’s nearly 20-year history and I am confident that together with CODI we will continue to push the limits of performance fit,” said Shawn Neville, CEO of BOA. “CODI has the resources and expertise to help propel our brand to its next level of growth and I look forward to working closely with our collective teams as we execute on our shared long term-vision for BOA.”

About BOA Technology Inc. (“BOA Technology”)

BOA Technology creators of the revolutionary, award-winning, patented BOA Fit System, partners with market-leading brands to make the best gear even better. Delivering fit solutions purpose-built for performance, the BOA Fit System is featured in products across snow sports, cycling, hiking/trekking, golf, running, court sports, workwear, medical bracing, and prosthetics. The system consists of three integral parts: a micro-adjustable dial, super-strong lightweight laces, and low friction lace guides. Each unique configuration is engineered for fast, effortless, precision fit, and is backed by The BOA Guarantee. BOA Technology Inc. is headquartered in Denver, Colorado with offices in Austria, Hong Kong, China, South Korea, and Japan. For more information, visit BOAFit.com.

About Compass Diversified (“CODI”)

CODI owns and manages a diverse family of established North American middle market businesses. Each of its current subsidiaries is a leader in its niche market. For more information, visit compassdiversified.com.

CODI maintains controlling ownership interests in each of its subsidiaries in order to maximize its ability to impact long-term cash flow generation and value. The Company provides both debt and equity capital for its subsidiaries, contributing to their financial and operating flexibility. CODI utilizes the cash flows generated by its subsidiaries to invest in the long-term growth of the Company and to make cash distributions to its shareholders.

Our ten majority-owned subsidiaries are engaged in the following lines of business:

•	The design and marketing of purpose-built technical apparel and gear serving a wide range of global customers (5.11);

•	The manufacture of quick-turn, small-run and production rigid printed circuit boards (Advanced Circuits);

•	The manufacture of engineered magnetic solutions for a wide range of specialty applications and end-markets (Arnold Magnetic Technologies);

•	The design and marketing of dial-based closure systems that deliver performance fit across footwear, headwear and medical bracing products (BOA Technology);

•	The design and marketing of wearable baby carriers, strollers and related products (Ergobaby);

•	The design and manufacture of custom molded protective foam solutions and OE components (Foam Fabricators);

•	The design and manufacture of premium home and gun safes (Liberty Safe);

•	The design and manufacture of baseball and softball equipment and apparel (Marucci Sports);

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The manufacture and marketing of portable food warming systems used in the foodservice industry, creative indoor and outdoor lighting, and home fragrance solutions for the consumer markets (Sterno); and

•	The design, manufacture and marketing of airguns, archery products, optics and related accessories (Velocity Outdoor).

Forward Looking Statements

All non-historical statements in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements with regard to the future performance of BOA and CODI. Words such as “believes,” “expects,” “continue,” “projects,” “potential,” and “future” or similar expressions, are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent risks and uncertainties in predicting future results and conditions, some of which are not currently known to us. In addition to factors previously disclosed in CODI’s reports filed with the SEC, the following factors, among others, could cause actual results to differ materially from forward-looking statements: difficulties and delays in integrating BOA’s business or fully realizing cost savings and other benefits; business disruption following the closing of the transaction; changes in the economy, financial markets and political environment; risks associated with possible disruption in CODI’s operations or the economy generally due to terrorism, natural disasters, social, civil and political unrest or the COVID-19 pandemic; future changes in laws or regulations (including the interpretation of these laws and regulations by regulatory authorities); general considerations associated with the COVID-19 pandemic and its impact on the markets in which we operate; and other considerations that may be disclosed from time to time in CODI’s publicly disseminated documents and filings. Further information regarding CODI and factors which could affect the forward-looking statements contained herein can be found in CODI’s annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. Forward-looking statements speak only as of the date they are made. Except as required by law, CODI undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts

Investor Relations:

The IGB Group

Leon Berman

212-477-8438

lberman@igbir.com

Media Contact

Jonathan Keehner / Kate Thompson / Julia Sottosanti

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449